Exhibit 10.47

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

EXECUTION VERSION

AMENDED AND RESTATED

EXENATIDE ONCE WEEKLY SUPPLY AGREEMENT

This AMENDED AND RESTATED EXENATIDE ONCE WEEKLY SUPPLY AGREEMENT (“Agreement”) is entered into as of November 7, 2011 (the “Effective Date”), by and between Amylin Pharmaceuticals, Inc. (“Amylin”), a corporation organized and existing under the laws of Delaware, and Eli Lilly and Company (“Lilly”), a corporation organized and existing under the laws of the State of Indiana. Amylin and Lilly are sometimes referred to herein individually as a “Party” and collectively as “Parties.” References to “Amylin” and “Lilly” and “Party” or “Parties” shall include their respective Affiliates.

RECITALS

1.	On October 16, 2008, the Parties entered into a supply agreement (the “Exenatide Once Weekly Supply Agreement”) whereby Lilly agreed to purchase from Amylin and Amylin agreed to supply to Lilly the EQW Product (as defined below) in commercial quantities intended for commercial sale OUS, all on the terms and conditions set forth therein.

2.	On even date herewith, Amylin and Lilly entered into a settlement and termination agreement (the “Settlement and Termination Agreement”), pursuant to which Amylin and Lilly agreed to settle certain disputes and to terminate certain agreements between the Parties.

3.	In furtherance of the goals set forth in the Settlement and Termination Agreement, and in order to set forth certain obligations of the Parties during relevant transition periods, the Parties desire to amend and restate the Exenatide Once Weekly Supply Agreement in accordance with the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, the following terms will have the meanings assigned to them in this Article 1 and include the plural as well as the singular. Capitalized terms not otherwise defined herein will have the meanings assigned to them in the Settlement and Termination Agreement.

1.1 “Agreement” has the meaning set forth in the introduction to this Agreement.

1.2 “Amended and Restated Quality Agreement” means the applicable quality agreements between the Parties, amended and restated as of the date hereof and as revised and amended from time to time, which describe certain quality expectations and responsibilities relating to the Manufacture, release testing and supply of the EQW Product to Lilly.

1.3 “Amylin” has the meaning set forth in the introduction to this Agreement.

1.4 “Amylin Confidential Information” has the meaning set forth in the Settlement and Termination Agreement.

1.5 “Amylin Marks” means the Amylin corporate names, trademarks or trade name(s).

1.6 “Ancillary Agreements” has the meaning set forth in the Settlement and Termination Agreement.

1.7 “API” means active pharmaceutical ingredient.

1.8 “Applicable Laws” has the meaning set forth in the Settlement and Termination Agreement.

1.9 “Calendar Quarter” has the meaning set forth in the Settlement and Termination Agreement.

1.10 “Calendar Year” has the meaning set forth in the Settlement and Termination Agreement.

1.11 “cGMP” means current good manufacturing practices for pharmaceuticals as described in regulations promulgated by Regulatory Authorities as applicable to the Manufacture of Product, as such regulations are in effect at the time of Manufacturing the EQW Product.

1.12 “Commercially Reasonable Efforts” has the meaning set forth in the Settlement and Termination Agreement.

1.13 “Components” means diluent syringes, needles, plunger backstops, plunger rods, vial connectors, and any other items as may be agreed to by the OUSOC.

1.14 “Country Transition Date” has the meaning set forth in the Settlement and Termination Agreement.

1.15 “cQSR” means the then current Quality System Regulations as defined in the United States Code of Federal Regulations, 21 CFR Part 820 and, in the case of foreign jurisdictions, comparable regulatory standards.

1.16 “Effective Date” has the meaning set forth in the introduction to this Agreement.

1.17 “EQW Product” means the Exenatide Product (whether to be used as trade, sample or clinical trial material) or placebo developed as a fixed-dose injection of Exenatide administered once per week for diabetes and any other Indications for which such Exenatide Product may be approved for use and Manufactured by Amylin in nude vials, including any Components, provided, however, that for purposes of Sections 3.1 and 3.2, “EQW Product” shall exclude Components.

1.18 “ESC” has the meaning set forth in the Settlement and Termination Agreement.

1.19 “Exenatide” has the meaning set forth in the Settlement and Termination Agreement.

1.20 “Exenatide Once Weekly Supply Agreement” has the meaning set forth in the recitals to this Agreement.

1.21 “Facility” means the manufacturing facility commissioned by Amylin and located at 8814, 8848 and 8874 Trade Port Drive, West Chester, Ohio, as such facility may be from time to time approved, expanded or altered in Amylin’s sole discretion.

1.22 “FD&C Act” has the meaning set forth in the Settlement and Termination Agreement.

1.23 “Force Majeure” has the meaning set forth in Section 16.14 of this Agreement.

1.24 “Forecast” has the meaning set forth in Section 5.1 of this Agreement.

1.25 “Inspection Period” has the meaning set forth in Section 7.3(a) of this Agreement.

1.26 “Latent Defect” means defects that cause the EQW Product to fail to conform to the applicable Specifications or otherwise fail to conform to the warranties provided pursuant to Section 10.8 hereof, which defects are not discoverable upon reasonable physical inspection.

1.27 “Lilly” has the meaning set forth in the introduction to this Agreement.

1.28 “Lilly Marks” means the Lilly corporate names, trademarks or trade names.

1.29 “Lilly’s Standard Costs” has the meaning set forth in Section 11.4(a)(i) of this Agreement.

1.30 “Manufacture”, “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, quality control testing (including in-process, disposition and stability testing), disposition (releasing or rejecting), packaging and shipping of the EQW Product as more fully described in the MRD.

1.31 “Manufacturing Subcommittee” has the meaning set forth in Section 2.2(a) of this Agreement.

1.32 “Manufacturing Transition Activities” means the manufacturing-related operational functions and activities that will be transitioned from Lilly to Amylin pursuant to the Settlement and Termination Agreement and the Transition Agreement.

1.33 “MRD” means the manufacturing responsibilities document executed by the Parties as of the Effective Date, which sets forth written instructions regarding the Manufacture and other technical matters including, without limitation, testing procedures and supply of the EQW Product under this Agreement, as amended by the Parties from time to time.

1.34 “Obsolete” has the meaning set forth in Section 11.4(a) of this Agreement.

1.35 “OUS” has the meaning set forth in the Settlement and Termination Agreement.

1.36 “OUSOC” has the meaning set forth in the Settlement and Termination Agreement.

1.37 “Party” or “Parties” has the meaning set forth in the introduction to this Agreement.

1.38 “Person” has the meaning set forth in the Settlement and Termination Agreement.

1.39 “Purchase Order” has the meaning set forth in Section 5.4 of this Agreement.

1.40 “QLT” has the meaning set forth in Section 2.3 of this Agreement.

1.41 “Quality Audit” has the meaning set forth in Section 4.5(b) of this Agreement.

1.42 “QWT” has the meaning set forth in Section 2.3 of this Agreement.

1.43 “Regulatory Approval” has the meaning set forth in the Settlement and Termination Agreement.

1.44 “Regulatory Authority” has the meaning set forth in the Settlement and Termination Agreement.

1.45 “Settlement and Termination Agreement” has the meaning set forth in the recitals to this Agreement.

1.46 “Specifications” means the specifications and quality control testing procedures for the Manufacturing, final release and testing of EQW Product and labeling and packaging requirements, which may cover one or more versions of the EQW Product, including, without limitation, EQW Product having different physical features as set forth in the applicable Regulatory Approvals, as the same may be modified from time to time by the Parties in accordance with the terms of this Agreement and the Amended and Restated Quality Agreement.

1.47 “Term” has the meaning set forth in Section 11.1 of this Agreement.

1.48 “Third Party” or “Third Person” has the meaning set forth in the Settlement and Termination Agreement.

1.49 “Transition Agreement” means that transition agreement, by and between the Parties, dated as of the date hereof, entered into in connection with the Settlement and Termination Agreement.

1.50 “Transition Completion Date” has the meaning set forth in the Settlement and Termination Agreement.

1.51 “US” or “United States” means the United States of America, including its territories and possessions.

ARTICLE 2.

GOVERNANCE

2.1 Governance of Activities. Governance of the activities contemplated by this Agreement shall be effected through the governance structure established by the Parties in this Agreement and the Settlement and Termination Agreement.

2.2 Manufacturing Subcommittee.

(a) In accordance with the Settlement and Termination Agreement, the OUSOC shall establish a manufacturing subcommittee (the “Manufacturing Subcommittee”), which shall (i) coordinate and oversee supply chain activities for the EQW Product, including Components, (ii) coordinate and oversee Manufacturing Transition Activities with respect to the EQW Product, and (iii) serve as a forum for communication with respect to any supply chain issues and the Manufacturing Transition Activities relating to the EQW Product. The Manufacturing Subcommittee shall meet as frequently as reasonably necessary to perform their obligations as described herein.

(b) In the event that the Parties, through the Manufacturing Subcommittee, are unable to resolve any dispute in connection with this Agreement, the Manufacturing Subcommittee shall refer such dispute to the OUSOC for decision pursuant to Section 8.2(c)(v) of the Settlement and Termination Agreement, provided that all quality related disputes shall first be submitted to the QLT and/or the QWT, as applicable, in accordance with Section 2.3. If the OUSOC is unable to resolve such dispute, the OUSOC shall refer such dispute to the ESC for decision pursuant to Sections 8.2(a)(iv) and (v) of the Settlement and Termination Agreement.

2.3 QWT and QLT. As of the Effective Date, the Parties shall have established a Quality Working Team (the “QWT”) to discuss and resolve quality-related issues and to review data and/or perform the activities outlined in the Amended and Restated Quality Agreement. The QWT shall meet as frequently as reasonably necessary to perform their obligations as described herein. As of the Effective Date, the Parties also shall have established a Quality Lead Team (the “QLT”) responsible for strategic quality issues that arise with respect to the EQW Product. The QLT shall meet as frequently as reasonably necessary (which shall be no less than on a quarterly basis) to perform their obligations as described herein. In the event that the QWT is unable to resolve any quality-related dispute, the QWT shall refer such dispute to the QLT. Further, if the QLT is unable to resolve such dispute, the QLT shall refer such dispute to the head of each Party’s quality department for resolution. If despite their efforts, the heads of each Party’s quality department are unable to resolve such dispute, they shall refer such dispute to the Manufacturing

Subcommittee for resolution. In the event that the Parties, through the Manufacturing Subcommittee, are unable to resolve such dispute, the Manufacturing Subcommittee shall refer such dispute to the OUSOC for decision pursuant to Section 8.2(c)(v) of the Settlement and Termination Agreement. If the OUSOC is unable to resolve such dispute, the OUSOC shall refer such dispute to the ESC for decision pursuant to Sections 8.2(a)(iv) and (v) of the Settlement and Termination Agreement.

ARTICLE 3.

PURCHASE AND SUPPLY OF EQW PRODUCT AND COMPONENTS AND

LIMITATION OF AGREEMENT

3.1 Purchase of EQW Product Requirements. Subject to the terms and conditions of this Agreement, Lilly shall purchase from Amylin, and Amylin shall supply and deliver to Lilly, Lilly’s requirements for the EQW Product for sale by Lilly in the OUS in accordance with Article 5 of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, Amylin shall not have any responsibility to package EQW Product for OUS.

3.2 OUS EQW Product Purchase Price. The purchase price per dose for each EQW Product purchased by Lilly pursuant to Purchase Orders shall be •[…***…]. For clarity, the foregoing purchase price shall be the fixed purchase price during the Term for each dose of EQW Product purchased in accordance with the terms hereof and such purchase price shall not change during the Term. Existing open purchase orders submitted prior to the Effective Date shall be fulfilled consistent with such purchase order and as a Purchase Order under this Agreement (and the fixed purchase price set forth in this Agreement shall be the applicable price therefor).

3.3 Purchase of Components. Lilly will define those Components it chooses to purchase through Amylin for the OUS market. Subject to the terms and conditions of this Agreement, Lilly shall purchase from Amylin, and Amylin shall cause to be delivered by Amylin’s Third Party suppliers to Lilly, Lilly’s requirements for any applicable Components needed for final packaging that are not included in the EQW Product delivered to Lilly by Amylin, all for sale by Lilly in OUS and in accordance with Article 5 of this Agreement. If, at any time, any of Amylin’s Third Party suppliers are not able to provide Lilly with the quantity of Components Lilly desires to purchase in accordance herewith, Amylin will allocate supply of such Components following the procedures set forth in Section 5.3 of this Agreement. Any changes to the Third Party suppliers will be approved by the Manufacturing Subcommittee and the heads of each Party’s quality department.

3.4 Component Purchase Price. The purchase price per unit for each Component purchased by Lilly pursuant to Purchase Orders shall be as set forth in Exhibit 3.4 hereto. For clarity, such purchase price shall be the fixed purchase price during the Term for each unit of the Component purchased in accordance with the terms hereof and such purchase price shall not change during the Term. Existing open purchase orders submitted prior to the Effective Date shall be fulfilled consistent with such purchase order and as a Purchase Order under this Agreement (and the fixed purchase price set forth in this Agreement shall be the applicable price therefor).

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ARTICLE 4.

MANUFACTURING AND QUALITY

4.1 Amended and Restated Quality Agreement. On the date hereof, the Parties adopted the Amended and Restated Quality Agreement. The Parties shall review the Amended and Restated Quality Agreement at least once each Calendar Year and shall modify it from time to time as necessary through issuance of a revised version of the Amended and Restated Quality Agreement signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification. The Amended and Restated Quality Agreement, as modified from time to time, will be subject to and not inconsistent with the terms of this Agreement, the Settlement and Termination Agreement and the Specifications. In the event the information in the Amended and Restated Quality Agreement on the one hand, and this Agreement or the Specifications, as applicable, on the other hand, conflict, this Agreement or the Specifications, as applicable, will control; provided, however, that the Amended and Restated Quality Agreement shall control for any cGMP compliance related issues. Notwithstanding anything to the contrary herein, in the event of a conflict between the Settlement and Termination Agreement, on the one hand, and this Agreement, the Specifications or the Amended and Restated Quality Agreement, on the other hand, the Settlement and Termination Agreement shall control.

4.2 Development of MRD. On or prior to the date hereof, the Parties have prepared and adopted the MRD. No later than thirty (30) days after the Effective Date, the Parties shall cooperate in good faith to amend the MRD as appropriate in light of this Agreement and the Settlement and Termination Agreement. Thereafter, the Parties shall review the MRD at least once each Calendar Year and shall modify it from time to time as necessary through issuance of a revised version of the MRD signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification. The MRD will be subject to and not inconsistent with the terms of this Agreement, the Settlement and Termination Agreement, and the Amended and Restated Quality Agreement. In the event the information in the MRD, on the one hand, and this Agreement, the Settlement and Termination Agreement or the Amended and Restated Quality Agreement, on the other hand, conflict, the terms of the Settlement and Termination Agreement, this Agreement or the Amended and Restated Quality Agreement, as applicable, will control.

4.3 Manufacturing. Subject to the terms and conditions of this Agreement, Amylin will use its Commercially Reasonable Efforts to Manufacture and supply EQW Product to Lilly, at the times and in the quantities set forth by Lilly in a Purchase Order and subject, however, to the quantity restrictions set forth in this Agreement. Amylin will use its Commercially Reasonable Efforts to ensure that each shipment of the EQW Product delivered to Lilly: (a) will have been Manufactured in accordance with the Specifications and cGMP in effect at the time of Manufacture, (b) will not be adulterated or misbranded within the meaning of the FD&C Act, (c) will not have been Manufactured or sold in violation of any Applicable Laws in any material respect, and (d) will have been Manufactured in accordance with applicable Regulatory Approvals, including all regulatory requirements as defined in the applicable EQW Product registration (e.g., European dossier) as provided by Lilly to Amylin (whether prior to the Effective Date or during the Term).

4.4 Modifications.

(a) The Parties do not anticipate that the applicable Manufacturing process or Specifications hereunder will be modified during the Term.

(b) Notwithstanding Section 4.4(a), each Party shall notify the other Party as soon as practicable after becoming aware of any modifications to the Manufacturing process or Specifications that have been requested by a Regulatory Authority or that are required by Applicable Laws. For clarity, such notification shall be provided to the other Party prior to any commitments being made to the Regulatory Authority with respect to the requested modification and no commitments shall be made to such Regulatory Authority with respect to the requested modification without the prior written consent of Amylin. Amylin shall use its Commercially Reasonable Efforts to implement any modifications to the Manufacturing process or Specifications that have been requested by a Regulatory Authority or that are required by Applicable Laws in consultation with the Manufacturing Subcommittee, provided that the manner in which the request of a Regulatory Authority or the requirements of Applicable Laws are complied with shall be reasonably determined by Amylin.

(c) Notwithstanding Section 4.4(a), in the event that either Party desires a modification to the Manufacturing process or Specifications (other than a modification requested by a Regulatory Authority or required by Applicable Laws), such Party shall provide the other Party with reasonable advance notice of such proposed modification and will consult with, and consider in good faith the reasonable comments of, such other Party regarding such proposed modification. Notwithstanding the foregoing, any such modification to the Manufacturing process or Specifications proposed by Lilly shall be subject to approval by Amylin in writing in accordance with Section 4.4(d) prior to the implementation of any such proposed modification.

(d) Any request to modify the Manufacturing process or Specifications of the EQW Product supplied hereunder during the Term, including any modification requested by any Regulatory Authority or required by Applicable Laws, shall be discussed by the QLT. Following such discussion, the QLT shall make a recommendation to Amylin with respect to whether such proposed modification should be implemented prior to implementation of, or filing with any Regulatory Authority regarding, such proposed modification. For clarity, Amylin shall remain responsible for compliance with Section 4.3. Any modification to the Manufacturing process or the Specifications will be in accordance with the terms of the Amended and Restated Quality Agreement, except in the case of any conflict between the terms and conditions of the Amended and Restated Quality Agreement, on the one hand, and this Agreement, on the other hand, in which event this Agreement shall control.

(e) Amylin shall be responsible for its costs and expenses, and any and all reasonable costs and expenses incurred by Lilly after the Effective Date (including, but not limited to, the costs and expenses of the preparation and filing with any Regulatory Authority of any regulatory documentation in the US and OUS) to the extent required to implement any modifications to the Manufacturing process or Specifications as contemplated herein.

4.5 Audit; Safety; Applicable Laws.

(a) Quality Control and Assurance. Amylin will perform quality control testing and quality oversight on the EQW Product to be delivered to Lilly hereunder in accordance with this Agreement, the Amended and Restated Quality Agreement, the MRD, the Specifications and cGMP.

(b) Quality Audit of the Facility by Lilly Representatives. Upon no less than •[…***…] advance written notice to Amylin and in accordance with the terms of the Amended and Restated Quality Agreement, no more than […***…], Amylin will permit Lilly’s representatives (such representatives to be reasonably acceptable to Amylin) to conduct an audit of the Facility during regular business hours for the purpose of conducting a quality control inspection to assure cGMP compliance of the Facility used in the Manufacturing of EQW Product to be delivered to Lilly (the “Quality Audit”); provided, however, that such restriction of […***…] shall not apply in cases where Lilly attends an audit or inspection conducted by a Regulatory Authority. In addition, Lilly representatives shall have the right to re-inspect the Facility, upon reasonable advance written notice to Amylin and during regular business hours: (i) to ensure appropriate remedial actions are being taken in response to a significant adverse finding identified during a prior Lilly Quality Audit of the Facility, (ii) if an audit of the Facility conducted by a Regulatory Authority results in a critical finding, or (iii) if any EQW Product is, or has the potential to be, recalled from the market by either Amylin and/or Lilly due to Manufacturing issues. Lilly representatives will be advised of the confidentiality obligations under this Agreement, and will follow such security, safety and facility access procedures as are reasonably designated by Amylin. Amylin may require that at all times the Lilly representatives be accompanied by an Amylin representative to assure protection of Amylin Confidential Information or confidential information of a Third Person, if applicable. Amylin will respond in writing to any written audit observation provided by Lilly within […***…] (or such shorter period of time as required pursuant to the Amended and Restated Quality Agreement) in the form of an action plan, which shall be mutually agreed upon by the Parties prior to implementation (agreement not to be unreasonably withheld or delayed).

Notwithstanding the above, Amylin shall provide Lilly with the right to conduct pre-inspection assessments and reviews of the Facility prior to the date on which an OUS Regulatory Authority will be conducting an EQW Product pre-approval inspection. Amylin shall reasonably cooperate with Lilly to address any needed actions identified.

(c) Safety Procedures. Amylin will have responsibility for developing, adopting and enforcing safety procedures for the handling and production of EQW Product by Amylin and the handling and disposal of all waste relating thereto. Such responsibility of Amylin will terminate as to that particular EQW Product upon delivery thereof to Lilly’s common carrier.

(d) Applicable Laws. Lilly and Amylin will each comply with all Applicable Laws in performing its obligations hereunder, including, without limitation, laws with respect to the protection of the environment.

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4.6 Access to the Facility. Lilly will be permitted, in its discretion, to have •[…***…]in the plant at the Facility. The scope of such […***…]s role in the Facility will be as set forth in the Amended and Restated Quality Agreement. The Parties acknowledge that the foregoing rights are not intended to permit Lilly any level of audit rights in addition to those described in Section 4.5 above. Lilly will comply with Amylin’s written instructions established to enhance the safety or security of the Facility or of persons at or near the Facility.

4.7 Records. Each of the Parties shall keep accurate records of its activities under this Agreement to the extent required by Applicable Law and in accordance with the Amended and Restated Quality Agreement. Access to such records will be made available by Amylin to Lilly during normal business hours upon Lilly’s reasonable written request. The provisions of this Section 4.7 shall not supersede the audit provisions set forth in Section 4.5. Amylin further agrees to provide Lilly with such information regarding the Manufacture and testing of EQW Product hereunder as may be required to obtain or maintain Regulatory Approval of EQW Product or as may otherwise be required or requested by any Regulatory Authority.

ARTICLE 5.

PURCHASE OF EQW PRODUCT; FORECASTS

5.1 Forecasts. Lilly will submit to Amylin no later than thirty (30) days after the Effective Date an initial forecast (such initial forecast, as updated from time to time as provided below, the “Forecast”) of Lilly’s anticipated purchase requirements of EQW Product for OUS for the two-year period after the Effective Date. Thereafter, no later than forty-five (45) days prior to the commencement of each Calendar Quarter following the Effective Date, Lilly shall provide to Amylin a good faith update to the Forecast of the quantity of EQW Product that Lilly expects to require from Amylin during the remainder of the Term. The Parties agree that the Forecast will be used for planning purposes only and will not be binding on either Party.

5.2 Safety Stock. The Manufacturing Subcommittee shall mutually agree upon the appropriate levels of safety stock of EQW Product and Components (as applicable) to be maintained by each Party, in the case of Lilly, for use OUS, and in the case of Amylin, for use in the US. After the Effective Date, the Manufacturing Subcommittee shall review safety stock targets of EQW Product (including, for clarity, Components), and other critical raw materials to be used in the Manufacture of EQW Product on at least a semi-annual basis and review performance against such targets on at least a quarterly basis. In determining the appropriate levels of safety stock, the Manufacturing Subcommittee shall from time to time as appropriate reduce safety stock levels in anticipation of the end of the Term, taking into account the Settlement and Termination Agreement, the Transition Agreement and the Parties’ shared goal of minimizing or avoiding to the extent possible inventory obsolescence in connection with the implementation of the Settlement and Termination Agreement and the Transition Agreement.

5.3	Limitations of Supply.

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(a) In General. Amylin will use its Commercially Reasonable Efforts to make available at least one hundred twenty percent (120%) of the Forecast. If, at any time, Amylin anticipates that it will be unable to supply in whole or in part the quantities of EQW Product (including any Component thereof) set forth in a Lilly Purchase Order for any reason, including without limitation, Force Majeure, Amylin will inform Lilly in writing as soon as possible (email notification is permissible) of such anticipated shortfall. Amylin will also notify Lilly of the underlying reason for the shortfall, the remedial measures, the date such inability to supply the full order of EQW Product (or any Component thereof) is expected to end, and the amount of EQW Product (or any Component thereof) to be delivered to Lilly on such date. In the event fewer units of EQW Product (or any Component thereof) are available than Lilly desires to purchase, Amylin shall allocate available EQW Product (or any Component thereof) for the anticipated shortage period on a pro rata basis based upon the Forecast for such period and Amylin’s then-current demand forecasts for EQW Product for the US for such period prepared in good faith in the ordinary course prior to such shortfall arising provided, however, that if Lilly believes that the amount of EQW Product (or any Component thereof) that is allocated to Lilly is not its pro rata allocation based upon such forecasts, Lilly may request that, and in such event the Parties shall, promptly meet to discuss and resolve the issue, provided that such request is promptly made and Amylin shall not be required to provide Lilly with its then-current demand forecasts or any information included therein. If, after such meeting, the Parties are unable to agree on the appropriate allocation, such matter shall be submitted on an expedited basis to an independent Third Party selected by the Manufacturing Subcommittee, who shall, using the applicable Forecast and Amylin’s then current demand forecasts for the same period covered by the Forecast, determine on an expedited basis the appropriate pro rata allocation. The determination of such Third Party regarding such pro rata allocation shall be binding, absent manifest error.

(b) Limitations of API. In the event of a limitation of supply of API, Amylin agrees that it shall not adversely impact the supply of EQW Product to Lilly by unreasonably allocating such limited API disproportionately to any other Exenatide-containing product.

5.4 Purchase Orders. Lilly will purchase EQW Product (including, for clarity, Components) solely by submitting to Amylin written purchase orders (each, a “Purchase Order”). Purchase Orders will be submitted by Lilly within ten (10) calendar days after the beginning of each Calendar Quarter. Lilly shall not submit Purchase Orders for less than the minimum lot size (as set forth on Exhibit 5.4), or multiples thereof, unless otherwise agreed by the Parties in writing. The terms and conditions of this Agreement will be controlling over any terms and conditions in any such Purchase Orders, Amylin’s acknowledgement forms, or any other forms. Upon submission to Amylin in accordance with this Section 5.4, a Purchase Order shall be deemed accepted by Amylin, except to the extent it exceeds 120% of the most recent applicable Forecast; provided, however, that acceptance of a Purchase Order shall not guarantee that Amylin will have supply sufficient to fill such Purchase Order at the time such Purchase Order is submitted, it being agreed that Amylin shall fill such Purchase Order as soon as sufficient supply is available in accordance with Section 5.3. Lilly will submit each such Purchase Order to Amylin at least ninety (90) days in advance of the date specified in each Purchase Order by which delivery of the EQW Product is required. Notwithstanding the foregoing, Amylin will use Commercially Reasonable Efforts, but will not be obligated, to meet any request of Lilly for delivery of EQW Product in less than ninety (90) days, and further, Amylin will attempt, but will not be obligated, to accommodate any reasonable changes requested by Lilly in delivery schedules for EQW Product following

Amylin’s receipt of Purchase Orders from Lilly in accordance with this Section 5.4. Amylin will notify Lilly in writing of its acceptance or rejection of a specific Purchase Order within five (5) Business Days of receipt thereof (e-mail notification is acceptable). Amylin shall not have the right to reject a Purchase Order submitted to Amylin in accordance with this Section 5.4, except to the extent it exceeds the most recent applicable Forecast by more than 20%; provided, however, that acceptance of a Purchase Order shall not guarantee that Amylin will have supply sufficient to fill such Purchase Order at the time such Purchase Order is submitted, it being agreed that Amylin shall fill such Purchase Order as soon as sufficient supply is available. Upon receipt and acceptance of each Purchase Order by Amylin hereunder, Amylin will use Commercially Reasonable Efforts to supply the EQW Product in such quantities on the delivery dates specified in such Purchase Order, unless otherwise mutually agreed to in writing by the Parties, except to the extent such Purchase Order exceeds the applicable Forecast by more than 20%. Except as set forth in Section 11.4, Purchase Orders accepted by Amylin may not be cancelled except by mutual agreement of the Parties.

5.5 Title Transfer; Shipment of EQW Product. Shipment of EQW Product ordered by Lilly will be to one or more distribution service providers designated by Lilly. Amylin will not make direct shipments to final customers in OUS. Lilly will select and pay the carrier to be used. EQW Product will be shipped FCA (Amylin Facility) Incoterms 2000 or as may otherwise be required pursuant to Applicable Laws. Title and risk of loss or damage to the EQW Product will remain with Amylin until the EQW Product is delivered to the carrier, at which time title to EQW Product will rest in, and risk of loss or damage to EQW Product will pass to, Lilly. Lilly will cause EQW Product to be picked up at the Facility dock no later than fifteen (15) Business Days after the later of (i) the delivery date specified in the applicable Purchase Order, and (ii) the date Amylin makes such EQW Product available for shipment. Any discrepancies between quantity shipped from Amylin and quantity arriving at Lilly will be jointly investigated.

5.6 Payment. Amylin shall promptly invoice Lilly for the EQW Product (including for clarity, Components) delivered hereunder promptly after each such delivery of EQW Product. All payments to be made by one Party to the other Party under this Agreement shall be made in Dollars and may be paid by bank wire transfer in immediately available funds to a bank account designated in writing from time to time by the Party entitled to receive such payment. Except as expressly set forth herein, all payments to Amylin under this Agreement shall be paid in full by Lilly within •[…***…] from the date of invoice.

5.7 No Set-Off. Except as expressly otherwise contemplated by the terms of this Agreement, neither Party shall have any right to offset against any amounts otherwise payable by such Party to the other Party under this Agreement, to satisfy any amounts to which the first Party may be entitled to pursuant to this Agreement.

5.8 Late Payment. All past due amounts owed by one Party to the other Party under this Agreement shall bear interest at a rate equal to […***…].

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5.9 Taxes. Lilly acknowledges it is responsible for any Value Added Tax and sales taxes related to the purchase of EQW Product.

5.10 Inventory Management. Amylin and Lilly shall coordinate in good faith and use Commercially Reasonable Efforts to minimize the amount of EQW Product (including Components) inventory and other packaging and labeling materials with respect thereto, that will be held by Lilly or any of its Affiliates in order to minimize the obsolescence thereof under Section 11.4.

ARTICLE 6.

LABELING AND PACKAGING

6.1 Labeling and Packing. Amylin will ensure that the EQW Product that is delivered to Lilly hereunder is prepared and packed for shipment in compliance with applicable Regulatory Approvals and cGMP, and in accordance with the MRD and the Amended and Restated Quality Agreement. All labeling and packaging for EQW Product, including use of the Amylin Marks and Lilly Marks, shall be consistent, and at a level of quality commensurate, with that in effect immediately prior to the Effective Date.

6.2 Lot Numbering. Amylin’s lot numbers will be affixed on the containers for the EQW Product and on each shipping carton in accordance with Applicable Laws.

6.3 Release Testing. The QLT has established procedures for release testing EQW Product Manufactured for Lilly to ensure that EQW Product conforms to Applicable Laws.

6.4 Transition of Labeling and Packaging Capabilities OUS. As of the Effective Date, Lilly performs finished product labeling and packaging with respect to EQW Product purchased by Lilly from Amylin hereunder for use OUS. Consistent with the Settlement and Termination Agreement and the Transition Agreement, Amylin will assume responsibility for packaging and labeling EQW Product to be sold by Amylin OUS as set forth in the Settlement and Termination Agreement and the Transition Agreement. The Parties’ respective obligations with respect to transitioning to Amylin packaging and labeling activities with respect to the EQW Product for OUS shall be as set forth in the Settlement and Termination Agreement and the Transition Agreement. The Parties’ respective obligations for costs and expenses with respect to such transition shall be as set forth in the foregoing.

ARTICLE 7.

REGULATORY AND RECALL

7.1 Regulatory Responsibility. All matters related to the Parties’ regulatory responsibilities, including, without limitation, recall of EQW Product, regulatory communications, cooperation between the Parties, quality assurance and manufacturing audits, will be as set forth in this Agreement, the Amended and Restated Quality Agreement, the Settlement and Termination Agreement and the Transition Agreement. The QLT will also coordinate contacts with Regulatory Authorities with respect to the EQW Product. Lilly shall, on a timely basis, provide Amylin with information that Lilly has that is reasonably necessary and relevant to Amylin’s obligations hereunder in fulfilling such regulatory requirements. Amylin shall, on a timely basis, provide Lilly with information that Amylin has that is reasonably necessary and relevant to Lilly’s obligations hereunder in fulfilling such regulatory requirements. For clarity, this Section 7.1 is not intended and shall not be construed to cover information reasonably necessary in connection with Manufacturing Transition Activities.

7.2 Recalls. The Parties agree to immediately inform each other in writing of all incidents that are, and/or any EQW Product that may be the subject of recall or market withdrawals. Recalls and market withdrawals with respect to the EQW Product or any Component shall be handled in accordance with, and subject to, Section 9.10 of the Settlement and Termination Agreement and the Amended and Restated Quality Agreement.

7.3 Acceptance and Rejection.

(a) Lilly shall be allowed a maximum of ninety (90) days from the date of receipt of any shipment for inspection to provide written notice to Amylin of rejection of any portion or all of that shipment (“Inspection Period”). If Lilly does not deliver such written notice to Amylin within such Inspection Period, Lilly shall be deemed to have accepted the shipment, except in the case of Latent Defects.

(b) Promptly following Amylin’s receipt of Lilly’s notice of rejection, Amylin and Lilly shall mutually determine whether the rejected shipment conformed to the Specifications and warranties and, if the rejected shipment did not so conform, in what ways the rejected shipment did not so conform. If the Parties cannot agree upon such issue by the end of the Inspection Period, then the head of Quality (or any successor position) of Amylin and the head of Quality (or any successor position) of Lilly shall mutually determine in good faith whether the rejected shipment conformed to the Specifications and warranties, using such further testing procedures as such individuals may agree. Such individuals may submit the rejected items to a mutually acceptable, independent laboratory for determination of whether such items conformed to the Specifications and warranties, if such individuals cannot reach agreement regarding whether the shipment conformed to the Specifications and warranties or such individuals agree that such a submission is appropriate. The non-prevailing Party shall bear all reasonable costs of such independent laboratory assessment. Lilly shall provide to Amylin samples of rejected EQW Product, as Amylin shall reasonably request for the purpose of performing additional testing pursuant to this Section 7.3.

(c) If it is determined that the rejected EQW Product was non-conforming, then Amylin shall replace such EQW Product as promptly as practicable, at Amylin’s sole cost and expense, or refund to Lilly the amounts paid by Lilly with respect to such EQW Product, as Lilly may elect. Amylin shall reimburse Lilly for Lilly’s cost of return or disposal of rejected, non-conforming EQW Product. Non-conforming EQW Product shall be returned to Amylin or disposed of, as directed by Amylin.

ARTICLE 8.

INTELLECTUAL PROPERTY

Pursuant to the Settlement and Termination Agreement, the Parties have each granted to the other licenses and other rights with respect to intellectual property, and the terms and conditions of the Settlement and Termination Agreement shall govern such grants. Any inventions resulting from the activities contemplated by this Agreement shall also be governed by the provisions of the Settlement and Termination Agreement. This Article shall be subject to the Development and License Agreement between Amylin and Alkermes Controlled Therapeutics Inc. II, dated May 15, 2000, as amended.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES OF LILLY

Lilly hereby represents and warrants to Amylin that, as of the Effective Date:

9.1 Organization and Standing. Lilly is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

9.2 Power and Authority. Lilly has all requisite corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery, and performance of this Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly’s organizational documents, bylaws, or any Applicable Law applicable to Lilly, or any material agreement, mortgage, lease, instrument, order, judgment, or decree to which Lilly is a party or by which Lilly is bound.

9.3 Corporate Action; Binding Effect. Lilly has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid, and binding obligations of Lilly enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

9.4 Governmental Approval. Except as contemplated by this Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby.

9.5 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

9.6 Litigation. There are no pending or, to Lilly’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Lilly relating to the subject matter of this Agreement, which, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

9.7 Not Debarred. Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Lilly will immediately notify Amylin of such fact.

9.8 Applicable Laws. Lilly will comply with Applicable Laws relating to its distributing, marketing, promoting and selling of the EQW Product.

9.9 Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 9, LILLY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NONINFRINGEMENT.

ARTICLE 10.

REPRESENTATIONS AND WARRANTIES OF AMYLIN

Amylin hereby represents and warrants to Lilly that, as of the Effective Date:

10.1 Organization and Standing. Amylin is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

10.2 Power and Authority. Amylin has all requisite corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery, and performance of this Agreement by Amylin does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Amylin’s organizational documents, bylaws, or any Applicable Laws applicable to Amylin, or any material agreement, mortgage, lease, instrument, order, judgment, or decree to which Amylin is a party or by which Amylin is bound.

10.3 Corporate Action; Binding Effect. Amylin has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Amylin and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Amylin will constitute, legal, valid, and binding obligations of Amylin enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

10.4 Governmental Approval. Except as contemplated by this Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Amylin or the performance by Amylin of its obligations contemplated hereby and thereby.

10.5 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Amylin, and no Person with which Amylin has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

10.6 Litigation. There are no pending or, to Amylin’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Amylin relating to the subject matter of this Agreement, which, either individually or together with any other, will have a material adverse effect on the ability of Amylin to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

10.7 Not Debarred. Amylin is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Amylin will immediately notify Lilly of such fact.

10.8 EQW Product Specifications. Amylin will use its Commercially Reasonable Efforts to ensure that as of the date of delivery, EQW Product delivered by Amylin to Lilly hereunder: (i) will conform to the Specifications in effect at the time of Manufacture, (ii) will have been Manufactured in accordance with cGMP and cQSR, as applicable, in effect at the time of Manufacture, (iii) will not be adulterated or misbranded by Amylin within the meaning of the FD&C Act, and (iv) will not have been knowingly Manufactured or sold in violation of any Applicable Laws of the US in any material respect. Upon delivery to Lilly, FCA (Amylin’s Facility) Incoterms 2000, Amylin will convey good title to the EQW Product to Lilly as of the date of shipment, free and clear of any lien or encumbrance.

10.9 Applicable Laws. Amylin will comply with Applicable Laws relating to its supply of the EQW Product.

10.10 Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 10, AMYLIN MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AMYLIN SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NONINFRINGEMENT.

ARTICLE 11.

TERM OF AGREEMENT; TERMINATION

11.1 Term of Agreement. Unless earlier terminated in accordance with this Article 11, this Agreement will take effect and commence on the Effective Date and will expire on the earlier of: (a) the Transition Completion Date, or (b) on a country-by-country basis, the Country Transition Date for such country (the “Term”). This Agreement may also be terminated by mutual written agreement of the Parties.

11.2 Termination for Cause. In addition to each Party’s right to terminate under Section 11.1 above, this Agreement may be terminated as follows:

(a) A Party may terminate this Agreement immediately by providing written notice to the other Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party or an involuntary petition for relief under the United States Bankruptcy Code is filed in a court of competent jurisdiction against the other Party which is not dismissed within thirty (30) days of its filing, or the other Party makes or executes any assignment for the benefit of creditors.

(b) Either Party may terminate this Agreement in the event of a material breach of this Agreement by the other; provided that if the breaching Party cures such material breach within the cure period provided in Section 11.3, then the other Party will be obligated to continue to perform its obligations under this Agreement, and this Agreement will continue in full force and effect.

11.3 Procedures for Termination for Material Breach. A termination of this Agreement pursuant to Section 11.2(b) shall not be effective unless the terminating Party complies with the following procedures: The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days after the date of receipt of the notification or, if the material breach reasonably cannot be corrected or remedied within thirty (30) days, then if (i) the defaulting Party has not commenced remedying said material breach within said thirty (30) days and is not diligently pursuing completion of same, or (ii) said material breach or material default has not been corrected or remedied within one-hundred twenty (120) days, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party and such termination shall be effective as of the date that such notice was delivered to the other Party. This Section 11.3 will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

11.4 Effect of Termination or Expiration.

(a) Upon expiration or termination for any reason of this Agreement in its entirety or, in the case of partial expiration of this Agreement with respect to any country, Lilly will provide to Amylin a complete written inventory of all EQW Product, including Components, EQW Product in finished, packaged form, and packaging and labeling materials with respect thereto held by Lilly or any of its Affiliates, which written inventory in the case of a country-specific expiration shall specify country-specific EQW Product, including Components, EQW Product in finished, packaged form, and packaging and labeling materials with respect thereto held by Lilly or any of its Affiliates with respect to such country(ies). Amylin shall notify Lilly within •[…***…] of the receipt of such written inventory whether Amylin desires, in its sole discretion, to designate such EQW Product, Components, EQW Product in finished, packaged form, or the packaging and labeling materials with respect thereto as Obsolete. For purposes of this Section 11.4, “Obsolete” means, with respect to EQW Product, Components, EQW Product in finished, packaged form, and or the packaging and labeling materials with respect thereto that (i)

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such product is expired or has a remaining shelf life determined by Amylin to be inadequate, or (ii) Amylin otherwise desires for any reason not to purchase such product, packaging or labeling materials pursuant to this Section 11.4.

(i) Amylin and Lilly shall share equally Lilly’s Standard Costs associated with any Obsolete inventory designated by Amylin pursuant to the foregoing Section 11.4(a). Lilly shall destroy all such Obsolete inventory and, for clarity, the costs of destruction shall be as set forth in Lilly’s Standard Costs with respect to such Obsolete inventory and borne equally by the Parties as described herein. “Lilly’s Standard Costs” shall mean those amounts set forth on Exhibit 11.4(a)(i).

(ii) Within •[…***…] of the delivery of such written inventory or such earlier or later date as the Parties agree in writing, Lilly shall deliver to Amylin such inventory of EQW Product and packaging and labeling materials, other than any Obsolete inventory (as designated by Amylin in accordance with Section 11.4(a)). Such inventory shall be delivered to Amylin or its designee […***…] facility and Lilly shall invoice Amylin for Lilly’s Standard Costs of such inventory and fifty percent (50%) of Lilly’s Standard Costs for the Obsolete inventory. Such invoice shall itemize Lilly’s Standard Costs included therein. Amylin shall reimburse Lilly for such inventory at Lilly’s Standard Costs by payment to Lilly within […***…] after receipt of the applicable invoice. Upon Amylin’s reasonable request, Lilly shall provide Amylin with supporting documentation to confirm the amounts set forth in the applicable invoice.

(iii) Notwithstanding the foregoing, in the event that at any time Amylin experiences any obsolescence with respect to any inventory purchased from Lilly pursuant to this Section 11.4 for any reason (including in circumstances where such inventory becomes Obsolete within the meaning of clause (i) of such definition) and such inventory is destroyed by or on behalf of Amylin or its designee, Amylin shall provide to Lilly evidence of such destruction. Lilly shall reimburse Amylin an amount equal to fifty percent (50%) of the amounts paid by Amylin to Lilly for such inventory pursuant to this Section 11.4 plus fifty percent (50%) of the costs of the destruction thereof within […***…] of the receipt of such evidence of destruction and an invoice setting forth the applicable amounts due. Upon Lilly’s reasonable request, Amylin shall provide Lilly with supporting documentation to confirm the amounts set forth in the applicable invoice.

(b) Upon expiration or termination for any reason of this Agreement in its entirety or, in the case of partial expiration of this Agreement with respect to any country, with respect to any unfulfilled Purchase Orders accepted by Amylin for which EQW Product (including, for clarity, Components) has not been delivered to Lilly, Lilly shall have the right to cancel any or all such Purchase Orders without payment or penalty, unless this Agreement is terminating or expiring in its entirety, in which case, all such Purchase Orders shall cancel automatically. Notwithstanding the foregoing, in the event that, as a result of the cancellation of any such Purchase Order, Amylin experiences any obsolescence with respect to such EQW Product (including Components) at any time for any reason (including in circumstances where

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such inventory becomes Obsolete within the meaning of clause (i) of such definition) and such EQW Product (and Components) are destroyed by Amylin, Amylin shall provide to Lilly evidence of such destruction and Lilly shall reimburse Amylin an amount equal to fifty percent (50%) of (x) the destruction costs and (y) the purchase price with respect thereto set forth in Section 3.2 or 3.4, as applicable (provided that in the case of any work-in-progress that is not completed by Amylin as of the date the applicable termination or expiration that results in obsolescence of materials (including Components) that are not subsequently used or sold by or on behalf of Amylin, the amounts reimbursed by Lilly shall be equal to fifty percent (50%) of Amylin’s standard costs of producing or acquiring such work-in-progress inventory, not to exceed fifty percent (50%) of the purchase price for EQW Product (or Components) set forth in Section 3.2 or 3.4, as applicable). Lilly shall reimburse Amylin for such inventory by payment to Amylin within •[…***…] after receipt of the applicable invoice. Such invoice shall itemize Amylin’s standard costs included therein.

11.5 Continuing Obligations. Expiration or termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto or any antecedent breach of the provisions of this Agreement, and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no expiration or termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto under Articles 1, 7, 8, 12, 13 and 15, and Sections 4.7, 5.6 through 5.9 (to the extent relating to payment obligations arising prior to the applicable expiration or termination hereof), 11.4 through 11.7, 16.1 through 16.13, 16.15 and 16.16 or rights and obligations which otherwise expressly survive the expiration or termination of this Agreement and Sections which are necessary to give effect to rights and obligations which expressly survive the expiration or termination of this Agreement.

11.6 Non-Exclusive Remedies. Except as otherwise provided herein, the remedies set forth in this Article 11 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement, the Settlement and Termination Agreement or any other Ancillary Agreements.

11.7 Mitigation of Damages. In the event of any breach of this Agreement by Amylin or Lilly, the other Party shall take reasonable actions to mitigate its damages.

ARTICLE 12.

DISPUTE RESOLUTION

Except as set forth herein, disputes between the Parties concerning either Party’s rights or obligations under this Agreement shall be resolved as set forth in the Settlement and Termination Agreement.

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ARTICLE 13.

CONFIDENTIALITY

Confidentiality, nondisclosure and nonuse of information and publication relating to the activities contemplated by this Agreement shall be governed by the provisions of the Settlement and Termination Agreement.

ARTICLE 14.

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

14.1 Compliance with Law. Each of the Parties will comply with all Applicable Laws relating to its obligations hereunder.

14.2 Commercially Reasonable Efforts. Except as otherwise provided in this Agreement or the Settlement and Termination Agreement, Lilly and Amylin each hereby agree to use all Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of any Regulatory Authority and other Persons; provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or the Settlement and Termination Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement or the Settlement and Termination Agreement.

14.3 Further Assurances. The Parties intend that this Agreement contain all consents, licenses and authorizations from one Party to the other necessary to enable each Party to perform its obligations hereunder. In the event any further such consents, licenses or authorizations are necessary, each Party agrees to take such further actions and execute such further agreements as may be reasonably necessary to carry out the intent and purposes of this Agreement.

ARTICLE 15.

INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

15.1 Indemnification. Indemnification obligations of the Parties will be provided as set forth in the Settlement and Termination Agreement.

15.2 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY’S OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY’S EMPLOYEES, AGENTS CONTRACTORS OR SUBCONTRACTORS)). NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT.

15.3 Insurance. The Parties’ obligations with respect to insurance coverage throughout the Term will be as set forth in the Settlement and Termination Agreement.

ARTICLE 16.

MISCELLANEOUS PROVISIONS

16.1 Successors and Assigns. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed); provided, however, that either Party may, without such consent, assign this Agreement to a Third Party to which such Party has assigned its rights and obligations under the Settlement and Termination Agreement in accordance with Section 13.16(a) thereof. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in any technology licensed hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with this Section 16.1 and/or Section 8.2 of the Transition Agreement will be void. No assignment or transfer of this Agreement or any obligation hereunder shall relieve the assignor or transferor of any of its obligations hereunder or under the Settlement and Termination Agreement (including in respect of indemnification and confidentiality), and notwithstanding any such assignment or transfer, this Agreement shall remain an “Ancillary Agreement” under the Settlement and Termination Agreement.

16.2 Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be as set forth in Section 13.13 of the Settlement and Termination Agreement.

16.3 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

16.4 Entire Agreement; Amendment. This Agreement (together with the schedules and exhibits hereto and the Settlement and Termination Agreement, the Ancillary Agreements and the Note Documents) sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or written. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures will be deemed to bind each Party as if they were original signatures.

16.6 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.7 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

16.8 Third Party Beneficiaries. No Third Party is intended or shall be deemed to be a beneficiary of any provision of this Agreement.

16.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

16.10 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

16.11 No Joint Venture. Nothing contained in this Agreement will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

16.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall use their best efforts in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.13 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

16.14 Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of an event of Force Majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, terrorist acts, acts of God, acts of governmental agencies or instrumentalities, inability to obtain materials from suppliers, or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control (“Force Majeure”), such Party will provide written notice of such event to the other Party. Said notice will be provided within five (5) Business Days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and, to the extent so affected, said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use Commercially Reasonably Efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the Force Majeure condition and the duration of the affected Party’s nonperformance. If the period of any previous actual nonperformance of a Party because of Force Majeure conditions plus the anticipated future period of such Party’s nonperformance because of such conditions will exceed an aggregate of one hundred twenty (120) days within any one year period, the other Party may terminate this Agreement by prior written notice to the nonperforming Party.

16.15 Interpretation. In construing this Agreement, “include” or “including” means “including without limitation.”

16.16 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

[signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY

By:	/s/ Enrique A. Conterno
Printed Name: Enrique A. Conterno
Title:	Senior VP and President - Lilly Diabetes
Date:	November 7, 2011

AMYLIN PHARMACEUTICALS, INC.

By:	/s/ Daniel M. Bradbury
Printed Name: Daniel M. Bradbury
Title: President and Chief Executive Officer
Date: November 7, 2011

EXHIBIT 3.4

COMPONENT PURCHASE PRICES

Vial Connector:	$•[…***…] per unit

Diluent Syringe:	$[…***…] per unit

Plunger Backstop:	$[…***…] per unit

Plunger Rod:	$[…***…] per unit

Needles:	$[…***…] per unit

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EXHIBIT 5.4

MINIMUM LOT SIZE

Vials:	•[…***…]

Vial Connectors:	[…***…]

Diluent Syringes:	[…***…]

Plunger Backstops:	[…***…]

Plunger Rods:	[…***…]

Needles:	[…***…]

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EXHIBIT 11.4(a)(i)

LILLY’S STANDARD COSTS

•[…***…]

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